Exhibit 3

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of October 18, 2016 (this “Agreement”), is between MIH INTERNET SEA PRIVATE LIMITED, a limited liability company organized under the laws of Singapore (“Indigo Parent”), and CTRIP.COM INTERNATIONAL, LTD., an exempted company with limited liability organized under the laws of the Cayman Islands (the “Shareholder”).

WHEREAS, concurrently with the execution of this Agreement, Indigo Parent and MakeMyTrip Limited, a limited liability company organized under the laws of Mauritius (“Monsoon”), are entering into a Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), providing for, among other things, the acquisition by Monsoon of all of the issued and outstanding shares of Ibibo Group Holdings (Singapore) Private Limited, a limited liability company organized under the laws of Singapore and a wholly owned subsidiary of Indigo Parent (the “Acquisition”) and the issuance by Monsoon to Indigo Parent of the Class B Shares, in each case on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, the Shareholder is the record and Beneficial Owner of $180,000,000 aggregate principal amount of 4.25% Convertible Notes due 2021 (the “Convertible Notes”) issued by Monsoon pursuant to the Convertible Notes Indenture (as defined below), which Convertible Notes are convertible at the option of the Shareholder into ordinary shares, par value $0.0005 per share, of Monsoon (“Ordinary Shares”);

WHEREAS, Monsoon has delivered to the Shareholder and The Bank of New York Mellon, Singapore Branch, the trustee under the Convertible Notes Indenture (the “Trustee”), a Notice of Adjustment of Conversion Rate, dated the date hereof (the “Adjustment Notice”), pursuant to Section 14.04(i) of the Convertible Notes Indenture; and

WHEREAS, as a condition to its willingness to enter into the Transaction Agreement, Indigo Parent has requested that the Shareholder enter into this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

SECTION 1.01.  Definitions.  (a)  For purposes of this Agreement, the following terms shall have the following meanings:

“Beneficial Owner” means, with respect to any security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security; and such term shall otherwise be interpreted in accordance with Rules 13d-3 and 13d-5 promulgated under the Exchange Act; provided that for purposes of determining

Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any security which may be acquired by such Person pursuant to any contract, arrangement or understanding or through the exercise of any option, warrant or right, or otherwise (irrespective of whether the right to acquire such security is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).  The terms “Beneficial Ownership”, “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Convertible Notes Indenture” means the Indenture, dated as of January 14, 2016, between Monsoon, as issuer, and The Bank of New York Mellon, Singapore Branch, as trustee, pursuant to which Monsoon issued $180,000,000 aggregate principal amount of 4.25% Convertible Notes due 2021.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of January 7, 2016, between Monsoon and the Shareholder, as amended from time to time.

“Permitted Liens” has the meaning given to it in Section 2.02.

“Permitted Transfers” has the meaning given to it in Section 3.03.

“Subject Shares” means all Ordinary Shares Beneficially Owned by the Shareholder as of the date hereof, including all Ordinary Shares issuable upon the conversion by the Shareholder of the Convertible Notes pursuant to and in accordance with the terms of the Convertible Notes Indenture, together with any and all additional Ordinary Shares the Beneficial Ownership of which is acquired by the Shareholder from time to time after the date hereof.

“Voting Period” means the period from and including the date of this Agreement through and including the earliest to occur of (i) the date on which the Monsoon Shareholder Approval is obtained and (ii) the date on which the Transaction Agreement is terminated.

(b)  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Transaction Agreement.

SECTION 1.02.  Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Each of the parties hereto has participated in the drafting and negotiation of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

Representations and Warranties of the Shareholder

The Shareholder represents and warrants to Indigo Parent that:

SECTION 2.01.  Organization.  The Shareholder is duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

SECTION 2.02.  Ownership of Convertible Notes.  The Shareholder is, and (subject to any Permitted Transfers) through the period prior to the conversion of the Convertible Notes will continue to be, the sole record and Beneficial Owner of, and has, and (subject to any Permitted Transfers) through the period prior to the conversion of the Convertible Notes will continue to have, good and valid title to, the Convertible Notes, free and clear of all Liens, except for any Liens (i) created by this Agreement and the Investor Rights Agreement, (ii) arising pursuant to applicable Law or (iii) that would not adversely affect the ability of the Shareholder to perform or comply with its obligations under this Agreement (collectively, “Permitted Liens”).  Except as otherwise provided in the Convertible Notes Indenture and the Investor Rights Agreement, the Shareholder has, and (subject to any Permitted Transfers) through the period prior to the conversion of the Convertible Notes will continue to have, the sole right to vote (or cause to vote) the Convertible Notes at any meeting of holders of the Convertible Notes under the Convertible Notes Indenture, the sole power to dispose of the Convertible Notes, the sole power to exercise (and determine the exercise of) conversion rights with respect to the Convertible Notes, the sole power to issue instructions with respect to the matters set forth in Section 3.01 and the sole power to agree to all of the other matters set forth in this Agreement with respect to the Convertible Notes, in each case, with no restrictions, qualifications or limitations on such rights, and none of the Convertible Notes are subject to any voting agreement, voting trust, proxy, power of attorney or other agreement, arrangement or restriction with respect to the exercise of rights in respect of the Convertible Notes, except as contemplated by this Agreement.

SECTION 2.03.  Ownership of Subject Shares.  As of the date hereof, the Shareholder is the Beneficial Owner of 9,857,028 Ordinary Shares, all of which are issuable upon conversion of the Convertible Notes pursuant to and in accordance with the terms of the Convertible Notes Indenture and the Adjustment Notice, assuming a conversion rate of 54.761267 Ordinary Shares per $1,000 principal amount of Convertible Notes as set forth in the Adjustment Notice.  The Shareholder does not own, of record or Beneficially, any Monsoon Securities other than the Convertible Notes and the underlying Ordinary Shares.  Upon the conversion of the Convertible Notes and the due issuance of the underlying Ordinary Shares by Monsoon in accordance with the Convertible Notes Indenture, the Shareholder will be, and (subject to any Permitted Transfers) through the last day of the Voting Period will continue to be, the sole record and Beneficial Owner of, and will have good and valid title to, the Subject Shares, free and clear of all Liens, except for any Permitted Liens or any Liens created by the Constitution of Monsoon.  Except as otherwise provided in the Investor Rights Agreement, the Constitution of Monsoon and applicable Law, upon the conversion of the Convertible Notes and the issuance of the Subject Shares in connection therewith by Monsoon in accordance with the Convertible Notes Indenture, the Shareholder will have, and (subject to any Permitted

Transfers) through the last day of the Voting Period will continue to have, the sole right to vote (or cause to vote) the Subject Shares, the sole power to dispose of the Subject Shares, the sole power to issue instructions with respect to the matters set forth in Section 3.02 and the sole power to agree to all of the other matters set forth in this Agreement with respect to the Subject Shares or otherwise, in each case with no restrictions, qualifications or limitations on such rights, and none of the Subject Shares are subject to any voting agreement, voting trust, proxy, power of attorney or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

SECTION 2.04.  Authority; Execution and Delivery; Enforceability.  The Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Shareholder of this Agreement and the performance by the Shareholder of its obligations hereunder have been duly authorized by all necessary action, and no other actions or proceedings on the part of the Shareholder or any shareholder or equity holder thereof or any other Person are necessary to authorize this Agreement or the performance by the Shareholder of its obligations hereunder.  The Shareholder has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Indigo Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

ARTICLE III

Covenants of the Shareholder

SECTION 3.01.  Conversion of Convertible Notes.  On or after the date hereof, subject to the due performance of their respective obligations in accordance with the Convertible Notes Indenture and the Adjustment Notice by Monsoon and the Trustee, the Shareholder shall make reasonable efforts to cause the Convertible Notes, in their entirety, to be converted into Ordinary Shares pursuant to and in accordance with the terms of the Convertible Notes Indenture and the Adjustment Notice, such that the Subject Shares issuable upon such conversion shall be issued and outstanding not later than three Business Days prior to the Record Date.

SECTION 3.02.  Agreement to Vote.  (a)  The Shareholder irrevocably and unconditionally agrees that at any meeting of the shareholders of Monsoon called to seek the Monsoon Shareholder Approval, however called, including at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval of the Shareholder with respect to the Transaction Agreement or any of the Transactions is sought, the Shareholder shall (A) appear at each such meeting or otherwise cause all Subject Shares Beneficially Owned by the Shareholder as of the applicable record date for such meeting to be counted as present thereat for purposes of calculating a quorum and (B) vote, or cause to be voted, and, if applicable or requested by Indigo Parent, execute and deliver, or cause to be executed and delivered, a written consent with respect to, all such Subject Shares in favor of (1) granting the Monsoon Shareholder Approval, (2) any adjournment or postponement of such meeting permitted by Section 7.02 of the Transaction Agreement and (3) any other actions reasonably requested by Indigo and presented to the shareholders of Monsoon that are necessary or desirable in connection with obtaining the Monsoon Shareholder Approval or consummating the Transactions; provided, however, that the Shareholder’s obligation under this Section 3.02(a) with respect to any Ordinary Shares issuable upon conversion of the Convertible Notes shall be subject to the performance by Monsoon and the Trustee of their respective obligations in accordance with the terms of the Convertible Notes Indenture and the Adjustment Notice in connection with the conversion of the Convertible Notes.  The Shareholder shall not commit or agree to take any action inconsistent with any provision of this Section 3.02(a).

(b)  Notwithstanding the foregoing, the Shareholder shall have no obligation to vote any of its Subject Shares in accordance with Section 3.02(a) if, without the prior written consent of the Shareholder, there is any amendment to the Transaction Agreement that (i) alters or changes the consideration payable under the Transaction Agreement in a manner that is materially adverse to holders of the Ordinary Shares or (ii) materially and adversely affects the rights of the Shareholder existing as of the date hereof (including any rights with respect to the Shareholder’s director designees on the Monsoon Board) or otherwise imposes duties or obligations (other than in de minimis respects) on the Shareholder (each, an “Adverse Event”).

(c)  The Shareholder may vote on all issues that may come before a meeting of the shareholders of Monsoon in its sole discretion, provided that such vote does not contravene the provisions of this Section 3.02.

(d)  Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any designee, representative, officer or employee of the Shareholder or any of its Affiliates serving on the Monsoon Board in such person’s capacity as a director of Monsoon, and no such action taken by such person in his capacity as a director of Monsoon shall be deemed to violate any of the Shareholder’s duties under this Agreement.

SECTION 3.03.  Transfer and Other Restrictions.  Except pursuant to this Agreement, and subject to any Permitted Liens, the Shareholder shall not, directly or indirectly, by operation of Law or otherwise, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift, contribution or distribution to any trust or similar entity or to any Beneficial Owners or beneficiaries of the Shareholder), hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding (including any profit sharing agreement) with respect to the Transfer of, any Convertible Notes or Subject Shares to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares, (iii) take any other action that would make any representation or warranty of the Shareholder contained herein untrue or would restrict, limit or interfere with the performance of the Shareholder’s obligations hereunder or (iv) commit or agree to take any of the foregoing actions.  Notwithstanding the foregoing, the Shareholder shall be permitted to Transfer any of the Convertible Notes or Subject Shares to any Affiliate of such Shareholder, provided that prior to such Transfer, the Shareholder (A) notifies Indigo Parent in writing of such Transfer, which notice shall identify the Transferee of the relevant Convertible Notes or Subject Shares, and

(B) shall cause such Transferee to execute and deliver to Indigo Parent a voting agreement in the same form as this Agreement, whereupon such Transferee shall be bound by the terms of such voting agreement and shall perform all the obligations of a “Shareholder” thereunder.  A Transfer of Convertible Notes or Subject Shares made in compliance with the immediately preceding sentence is referred to herein as a “Permitted Transfer”.  Any purported Transfer in violation of this Section 3.03 shall be of no effect and shall be null and void.

SECTION 3.04.  Non-Solicitation.  The Shareholder shall not, and shall not authorize or permit any of its Affiliates or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any inquiry, indication of interest, proposal or offer with respect to a Competing Transaction or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or enter into any agreement, understanding or arrangement with respect to, any Competing Transaction.  The Shareholder shall, and shall cause its Affiliates and direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Competing Transaction.  The Shareholder shall, as promptly as practicable, advise Indigo Parent orally and in writing of the receipt of any inquiry, indication of interest, proposal or offer with respect to a Competing Transaction after the date hereof, the material terms and conditions of any such inquiry, indication of interest, proposal or offer and the identity of the Person making any such inquiry, indication of interest, proposal or offer.  The Shareholder shall keep Indigo Parent reasonably informed of any material developments with respect to any such inquiry, indication of interest, proposal or offer with respect to any Competing Transaction (including any material changes thereto).

SECTION 3.05.  Public Announcements.  The Shareholder shall consult and agree with Indigo Parent regarding any press release or other public statement issued by the Shareholder or any of its Affiliates with respect to the Transactions, and shall not issue (or permit to be issued) any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law or stock exchange rules, in which case the Shareholder shall, and shall cause its Affiliates to, use commercially reasonable efforts to notify and consult in good faith with Indigo Parent before issuing any such press release or making any such public announcement.

SECTION 3.06.  Further Assurances.  From time to time after the date hereof, as and when requested by Indigo Parent, the Shareholder shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as Indigo Parent or its counsel may deem reasonably necessary or desirable to give effect to the matters provided for herein.

ARTICLE IV

General Provisions

SECTION 4.01.  Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be addressed to a party at the following address for such party:

(i)  if to Indigo Parent, to:

MIH Internet SEA Private Limited

#13-10 Parkview Square

600 North Bridge Road

Singapore

188778
Attention:  Wayne Benn
Facsimile:  +852 2847 3381
Email:  wbenn@naspers.com (with a copy to orippel@naspers.com)

with a copy to:

Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR
Attention:  David Mercado
Facsimile:  +44 207 860 1150
Email:  dmercado@cravath.com

(ii) if to the Shareholder, to:

Ctrip.com International, Ltd.
Building 16, Sky SOHO

968 Jinzhong Road

Shanghai 200335

People’s Republic of China
Attention:  Chief Strategy Officer
Facsimile:  (+86 21) 5251 4588 ext. 11518
Email:  JennyWu@ctrip.com

with a copy to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP

c/o 42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong
Attention:  Z. Julie Gao / Haiping Li
Facsimile:  (+852) 3910 4863 / (+852) 3910 4835

Email:  julie.gao@skadden.com / haiping.li@skadden.com

or to such other address(es) as shall be furnished in writing by any such party to the other parties hereto in accordance with the provisions of this Section 4.01.

SECTION 4.02.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 4.03.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 4.04.  Entire Agreement; No Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any rights or remedies.

SECTION 4.05.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.

SECTION 4.06.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided that Indigo Parent may assign its rights, interests and obligations hereunder (in whole or in part) to any one or more of its Affiliates (a “Permitted Assignee”) to which Indigo Parent has also assigned its rights, interests and obligations under the Transaction Agreement or any other Transaction Document (but no such assignment shall release Indigo Parent from any liability or obligation under this Agreement), so long as, concurrently with such assignment, the Permitted Assignee agrees that it will be bound by, and subject to, all the terms and conditions of this Agreement as if it were a party to this Agreement and notifies the Shareholder of such assignment in accordance with the provisions of Section 4.01 of this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 4.07.  Specific Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts of the State of New York or any federal court of the United States of America, sitting in New York, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.08.  Amendment; Waiver.  This Agreement may be amended by the parties hereto at any time.  Any amendment to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of each of the parties hereto.  The parties hereto may, to the extent permitted under applicable Law, waive compliance with any of the terms or conditions contained in this Agreement.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure or delay by any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.

SECTION 4.09.  Jurisdiction.  Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York or, if such courts shall not have jurisdiction, any federal court of the United States of America, sitting in New York, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in any such court, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court.  Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

SECTION 4.10.  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO

THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

SECTION 4.11.  Termination.  This Agreement and all obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, upon the earliest to occur of (i) the Closing, (ii) the termination of the Transaction Agreement in accordance with its terms, (iii) January 16, 2017, (iv) the mutual written agreement of the parties and (v) any Adverse Event.  In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of either party, other than (A) this Article IV, which provisions shall survive such termination, and (B) liability for any breach of this Agreement prior to such termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

MIH INTERNET SEA PRIVATE LIMITED,

By:	/s/ Oliver Rippel
Name:	Oliver Rippel
Title:	Authorized Signatory

CTRIP.COM INTERNATIONAL, LTD.,

By:	/s/ James Jianzhang Liang
Name:	James Jianzhang Liang
Title:	Chairman & CEO

[Signature Page to Voting Agreement]